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                                                                    EXHIBIT 99.2
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   [LOGO OF                                          777 Main Street
SHAWMUT NATIONAL                                     Hartford, Connecticut 06115
  CORPORATION
 APPEARS HERE]                                       One Federal Street
                                                     Boston, Massachusetts 02211
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CONTACT: News Media Contact:                                   Investor Contact:
         Carl G. Mueller                                       Thomas R. Rice
         (203) 986-4529                                        (203) 986-4872


                             FOR IMMEDIATE RELEASE

                          SHAWMUT NATIONAL CORPORATION
                           INCREASES COMMON DIVIDEND

  BOSTON, MASS., AND HARTFORD, CONN., DECEMBER 15, 1994--Shawmut National Corporation (NYSE:SNC) announced today that its board of directors had voted to increase the quarterly dividend on its common stock to $.22 a share from $.20 a share.

 The increased dividend is payable January 15 to holders of record on January 5.

  Joel B. Alvord, chairman and chief executive officer of Shawmut National, said, "We are pleased to share with our common stockholders this tangible result of our continuing efforts to enhance the corporation's profitability. Shawmut's financial strength continues to build with improved operating performance resulting from a leaner cost structure, the successful integration of acquisitions, and important progress in implementing business strategies designed to build the company's revenue base."

  Shawmut National Corporation is a superregional bank holding company with assets of $31 billion, and 350 branches and 550 ATMs in Connecticut, Massachusetts, New Hampshire and Rhode Island. A leading provider of financial services to consumers and small- to medium-sized business, Shawmut also serves corporate customers, correspondent banks and government units throughout the region and in select national markets.

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